EXHIBIT 11.2

CONSENT OF ATTORNEYS

 Reference is made to the Offering Statement of SpotitEarly, Inc., whereby the Company proposes to sell shares of its Series A-1 Preferred Stock. Reference is also made to Exhibit 12 included as part of this Offering Statement relating to the validity of the securities proposed to be sold.

We hereby consent to the use of our opinion concerning the validity of the securities proposed to be issued and sold.

HART & HART, LLC

/s/ William T. Hart

Denver, Colorado

July 25, 2025